Exhibit 10.2

                                  Director Fees
                                  -------------

      Each director of PennFed Financial Services, Inc. (the "Company") also is a director of Penn Federal Savings Bank (the "Bank"). Each non-employee director, other than the Chairman of the Board, currently receives an annual retainer of $33,000 for service on the Bank's Board of Directors and an annual retainer of $2,000 for service on the Company's Board of Directors. For the Chairman, these annual amounts are $75,000 and $10,000, respectively. Each director other than the Chairman also receives a fee of $500 for each meeting of the Bank's Board attended and for each meeting of the Company's Board attended. For the Chairman, these fees are $750 and $500, respectively. Each member of the Audit Committee receives $500 for each Audit Committee meeting attended ($600 for the Chairman). In addition, each director receives $400 per meeting for all other Company Board committee meetings attended ($500 for the chairman of each committee). Each non-employee director also receives $5,000 for the payment of an annual life insurance premium ($10,000 for the Chairman of the Board).